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SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 23, 2004
(TO PROSPECTUS DATED NOVEMBER 22, 2004)

                           $820,205,384 (APPROXIMATE)

                       J.P. MORGAN MORTGAGE TRUST 2004-S2
                       MORTGAGE PASS-THROUGH CERTIFICATES

                      J.P. MORGAN ACCEPTANCE CORPORATION I
                                   DEPOSITOR

                              -------------------

The prospectus supplement dated November 23, 2004 to the prospectus dated November 22, 2004 with respect to the above-captioned series is hereby amended as follows:

1. The fourth paragraph under the heading 'Summary -- Offered
   Certificates -- Subgroups Relating to Loan Group 4' on page S-4 is replaced by the following:

   A portion of the principal balance of each pool 4 mortgage loan with a net mortgage rate of greater than 6.00% per annum and equal to or less than 6.50% per annum will be allocated to subgroup 4-2 and subgroup 4-4 as follows:

                                                                          net mortgage rate - 6.00%
    portion allocable to subgroup 4-2 = principal balance x      (  1  -  -------------------------  )
                                                                                     1.50%

                                                                          net mortgage rate - 6.00%
    portion allocable to subgroup 4-4 = principal balance x      (        -------------------------  )
                                                                                     1.50%

2. The twenty-first paragraph under the heading 'Description of the Mortgage Pool -- The Mortgage Loans' on pages S-23 and S-24 is replaced by the following:

   A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than 6.00% per annum and equal to or less than 6.50% per annum will be allocated to Subgroup 4-2 and Subgroup 4-4 as follows:

                                                                           Net Mortgage Rate - 6.00%
    portion allocable to Subgroup 4-2 = principal balance x      (  1  -   -------------------------  )
                                                                                     1.50%

                                                                           Net Mortgage Rate - 6.00%
    portion allocable to Subgroup 4-4 = principal balance x      (         -------------------------  )
                                                                                     1.50%

3. The twenty-second paragraph under the heading 'Description of the Certificates' on page S-83 is replaced by the following:

   A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than 6.00% per annum and equal to or less than 6.50% per annum will be allocated to Subgroup 4-2 and Subgroup 4-4 as follows:

                                                                          Net Mortgage Rate - 6.00%
    portion allocable to Subgroup 4-2 = principal balance x      (  1  -  -------------------------  )
                                                                                   1.50%

                                                                          Net Mortgage Rate - 6.00%
    portion allocable to Subgroup 4-4 = principal balance x      (        -------------------------  )
                                                                                   1.50%

4. The second paragraph under the heading 'Yield on Principal-Only Certificates' on page S-154 is replaced by the following:

   The significance of the effects of prepayments on the Class 1-A-P, Class 2-A-P, Class 3-A-P, Class 4-A-P, Class 5-A-P and Class 6-A-P Certificates is illustrated in the following table which shows the pre-tax yield (on a corporate bond equivalent basis) to the holders of such certificates under different constant percentages of the applicable Prepayment Assumption. The yields of such certificates set forth in the following table were calculated using the Structuring Assumptions, and the further assumption that the purchase prices of the Class 1-A-P, Class 2-A-P, Class 3-A-P, Class 4-A-P, Class 5-A-P and Class 6-A-P Certificates are 78.953125%, 71.796875%, 78.453125%, 73.390625%,
81.59375% and 75.578125%, respectively (expressed as a percentage of initial Class Principal Amount).

                              -------------------

                                    JPMORGAN

DECEMBER 7, 2004